Exhibit 99.1

   Navigant Consulting Announces Preliminary First Quarter Results


    CHICAGO--(BUSINESS WIRE)--April 7, 2003--Navigant Consulting, Inc. (NYSE:NCI), prior to the Company's presentation at the Sidoti & Company Institutional Investor Forum in New York City on April 9, 2003, today released preliminary results for the first quarter of 2003. All results are unaudited and subject to review. Revenues for the 2003 first quarter are expected to be between $72 million and $74 million, an increase of 19 to 22 percent compared to the first quarter 2002. EBITDA is expected to be between $7.5 million and $8.2 million, an increase of 45 to 60 percent compared to the first quarter 2002. Resulting net income is expected to be between $3.0 million and $3.6 million, reflecting a significant improvement of 65 to 100 percent compared to the first quarter of 2002. Earnings per share on a fully diluted basis will range from $0.06 to $0.08 per share, reflecting an increase of 50 to 100 percent year over year.
    "With the exception of our energy practice, which was successfully right-sized during the first quarter, the Company exhibited attractive growth," said William M. Goodyear, Chairman and Chief Executive Officer of Navigant Consulting. "In combination with the contributions of the acquisitions completed in 2002, our first quarter results demonstrated the positive demand drivers inherent in the industries we serve. Results of the healthcare, electronic discovery, asbestos and the government contracting practices were particularly strong."
    Company-wide utilization in the first quarter improved to 72 percent, up significantly from 64 percent during the fourth quarter of 2002. Attrition rates dropped significantly to an annualized rate of 13 percent. Reflecting the Company's efforts to optimize its rate structure, annualized revenue per consultant is expected to increase to approximately $300,000, an increase from $275,000 in the fourth quarter of 2002 and an increase from $246,000 in the first quarter of 2002.
    "Navigant Consulting enters the second quarter of 2003 with solid momentum," stated Mr. Goodyear. "We expect revenue and profitability to improve sequentially in the second quarter and to be up significantly from the second quarter of 2002. Relative to our full-year guidance, we would expect net income to be at the upper end of the previously announced 25 to 50 percent growth range."
    Final first quarter 2003 results will be announced during the Company's regularly scheduled Earnings Release and Conference Call on April 22, 2003.

    About Navigant Consulting

    Navigant Consulting, Inc. (NYSE:NCI) is a specialized independent consulting firm providing litigation, financial, restructuring, energy and operational consulting services to government agencies, legal counsel and large companies facing the challenges of uncertainty, risk, distress and significant change. The Company focuses on industries undergoing substantial regulatory or structural change and on the issues driving these transformations. "Navigant" is a service mark of Navigant International, Inc. Navigant Consulting, Inc. (NCI) is not affiliated, associated, or in any way connected with Navigant International, Inc. and NCI's use of "Navigant" is made under license from Navigant International, Inc. More information about Navigant Consulting can be found at www.navigantconsulting.com.

    Except as set forth below, statements included in this press release, which are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect" and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects, revenues, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time to time in the Company's reports filed with the SEC. Such risk factors include, but are not limited to: acquisitions and acquisitions under consideration, follow-on offerings, revenues and financial estimates, significant client assignments, recruiting, attrition and new business solicitation efforts, judicial proceedings, regulatory changes and general economic conditions.


    CONTACT: Navigant Consulting, Inc.
             Ben W. Perks, 312/573-5630
             Andrew J. Bosman, 312/573-5631